Exhibit 5.1

[Letterhead of Ballard Spahr LLP]

January 25, 2010

Penn National Gaming, Inc.

825 Berkshire Boulevard

Wyomissing, PA 19610

Re:          $325,000,000 Penn National Gaming, Inc. 8¾% Senior Subordinated Notes due 2019

Ladies and Gentlemen:

We have acted as counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration by the Company of $325 million aggregate principal amount of its Series B 8¾% Senior Subordinated Notes due 2019 (the “ New Notes”).

The New Notes are to be offered (the “Exchange Offer”) in exchange for the outstanding $325 million aggregate principal amount of the Company’s Series A 8¾% Senior Subordinated Notes due 2019 (the “Old Notes”) issued and sold by the Company on August 14, 2009 in an offering exempt from registration under the Act.  The New Notes will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of August 14, 2009, between the Company and Wells Fargo Bank, National Association, as trustee.

In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto and the prospectus included in the Registration Statement, (ii) the Indenture, (iii) the Articles of Incorporation and Bylaws of the Company, each as amended to date, and (iv) the form of the New Notes.  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereafter set forth, including certain records of corporate proceedings of the Company.  In delivering this opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the assumptions set forth herein, we are of the opinion that, when (i) the Registration Statement has been declared effective by the Commission in accordance with the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes have been duly issued, executed, authenticated and delivered in accordance with the Indenture and delivered in the Exchange Offer in the manner contemplated in the Registration Statement and any prospectus or prospectus supplement relating thereto in exchange for an identical principal amount of the Old Notes, the New Notes will constitute valid and binding obligations of the Company.

Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

We express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use therein of this firm’s name therein under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ballard Spahr LLP